Exhibit 99

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS 89% INCREASE IN FIRST QUARTER NET INCOME

DILUTED E.P.S. RISE 38% TO RECORD $0.33, COMPARED WITH $0.24 IN PRIOR-YEAR QUARTER

GEORGE TOWN, Cayman Islands, B.W.I. (May 18, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported record revenue and earnings for the first quarter of 2004.

For the three months ended March 31, 2004, total revenue increased 58% to a record $6.3 million, compared with $4.0 million in the first quarter of the previous year. Net income rose 89% to a record $1,923,922, or $0.33 per diluted share, versus $1,017,998, or $0.24 per diluted share, in the quarter ended March 31, 2003. The weighted average number of fully-diluted shares outstanding increased 37% to 5,828,890 in the most recent quarter, compared with 4,251,195 in the first quarter of 2003, reflecting the issuance of shares in a public stock offering in July 2003 and shares issued in conjunction with acquisitions completed during the past twelve months.

“We are very pleased with the Company’s first quarter operating results”, noted Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Of particular note is the 26.8% increase in our retail water sales, which reflects an impressive pick-up in tourist arrivals to the Cayman Islands. Retail water sales have continued to exceed prior-year levels by nice margins during the first six weeks in the second quarter, as well, and we are cautiously optimistic that the declining trend in ‘stay-over’ tourism that followed the 9/11 terrorist attacks in the United States may have finally been reversed. The opening of new hotel and condominium projects on Grand Cayman should also have a positive impact upon our retail water sales during the balance of the year.”

“Our efforts to lower costs by combining the administrative functions of the recently acquired businesses are proving effective, as evidenced by a reduction in general and administrative expenses as a percentage of revenues from 19.1% to 17.0% in the most recent quarter, when compared with the prior-year quarter,” continued Mr. McTaggart. “Progress on our new plant in East End, Tortola and upgrade work at our Belize plant continued at a slow pace because of governmental delays, but we expect progress on both of these projects to accelerate in the current quarter.”

“Bids on the Blue Hills, Nassau project are presently being evaluated by government officials, and we expect an announcement within the next 60 days,” stated Mr. Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “In light of the worsening water problems in many parts of the world, we have seen the number of enquiries regarding our services increase in recent months, and we are evaluating a number of potential opportunities at the present time. Most potential projects have long lead times, and patience is often required to negotiate the ‘right’ deal at the ‘right’ time.”

Retail water sales increased 26.8% to $3.6 million, compared with $2.8 million in the prior-year period, primarily due to higher sales in the Company’s primary market in the Cayman Islands. Revenue from Bulk water operations increased 149.5% to $2.5 million (vs. $1.0 million), primarily reflecting an additional month’s revenue from Ocean Conversion Limited and three months of revenue from Waterfields Company Limited. Both Ocean Conversion and Waterfields were acquired last year. Revenue from services increased by 30.7% to $254,442 (vs. $194,632), due to an additional month’s revenue from the DesalCo Limited operations and the operations of its wholly-owned subsidiary DesalCo (Barbados) Ltd., which were acquired in 2003.

Gross profit margin for the Company’s Retail operations increased to 61.7% in the most recent quarter, from 56.7% a year earlier, primarily due to the transfer of our Governor’s Harbour plant operations from a third party to the Company as a result of our acquisition activities last year. Gross profit margin on Bulk operations also increased, to 23.6% in the most recent quarter from 10.9% a year earlier, reflecting the addition of the Waterfields operations, which operate at a higher gross margin than our other bulk operations. Gross profit margin on Service revenues improved to 43.4% (from 39.5%), primarily due to reduced expenses resulting from the closure of our DesalCo office in Bermuda in April 2003.

The Company also benefited from a 45% reduction in interest expense (from $293,383 to $162,295) due to the repayment of a bridge loan facility out of the proceeds from a July 2003 public equity offering, along with decreased amortization of financing fees.

In a separate news release, the Company announced that its Board of Directors has declared a quarterly cash dividend of $0.115 per share that will be paid July 31, 2004 to holder of record at the close of business June 30, 2004. The Company has consistently paid dividends to owners of its common and redeemable preferred shares since 1985. The Company’s Board of Directors has established a policy, but not a binding obligation, that it will seek to maintain a dividend payout ratio in the range of 50% to 60% of net income. While this policy is subject to modification by the Board of Directors, management expects the Company to continue increasing its cash dividends, if earnings and cash flows continue to improve.

The Company will host a conference call at 11:30 am EDT today to discuss the first quarter operating results and other aspects of the Company’s business. Shareholders and other interested parties may participate in the conference call by dialing 800-915-4836 (international participants dial 973-317-5319) a few minutes before 11:30 a.m. EDT on May 18, 2004. A replay will be available two hours after the completion of the conference call from May 18, 2004 until May 25, 2004 by dialing 800-428-6051 for participants in the US/Canada (international participants dial 973-709-2089) and entering the Access ID number 355743.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities

Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, including our bid to supply additional water in Nassau, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	8,964,969	8,236,924
Accounts receivable	4,441,501	3,859,496
Inventory	1,665,550	1,546,185
Prepaid expenses and other assets	586,379	596,386
Current portion of loans receivable	1,098,732	1,098,732

Total current assets	16,757,131	15,337,723

Loans receivable	2,921,890	3,194,346
Property, plant and equipment, net	29,421,011	29,662,297
Other assets	483,538	505,793
Investments in affiliates	10,079,058	10,034,260
Intangible assets	6,095,438	6,431,955
Goodwill	3,568,374	3,395,752

Total assets	$69,326,440	$68,562,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Dividends payable	745,989	686,118
Accounts payable and other liabilities	1,930,567	2,072,245
Current portion of long term debt	3,683,144	3,763,144

Total current liabilities	6,359,700	6,521,507

Long term debt	15,822,780	16,633,437
Security deposits and other liabilities	352,495	352,495
Minority interest in Waterfields Company Limited	826,197	806,160

Total liabilities	23,361,172	24,313,599

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 13,585 shares as at March 31, 2004 and 13,585 shares at as December 31, 2003	16,302	16,302
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,746,467 shares as at March 31, 2004 and 5,687,010 shares at as December 31, 2003	6,895,760	6,824,412
Class B common stock, $1.20 par value. Authorized 60,000 shares; issued and outstanding nil shares as at March 31, 2004 and nil shares as at December 31, 2003	—	—
Stock and options earned but not issued	45,634	21,494
Additional paid-in capital	27,133,076	26,773,342
Retained earnings	11,874,496	10,612,977

Total stockholders’ equity	45,965,268	44,248,527

Total liabilities and stockholders’ equity	$69,326,440	$68,562,126

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)
(Expressed in United States Dollars)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2004	2003
Retail water sales	3,575,076	2,818,953
Bulk water sales	2,508,179	1,005,140
Service revenue	254,442	194,632

Total revenue	6,337,697	4,018,725

Retail cost of sales	(1,370,282)	(1,219,878)
Bulk cost of sales	(1,916,058)	(896,018)
Service cost of sales	(144,134)	(117,692)

Total cost of sales	(3,430,474)	(2,233,588)

Gross profit	2,907,223	1,785,137

General and administrative expenses	(1,080,159)	(767,086)

Income from operations	1,827,064	1,018,051

Other income (expenses):
Interest income	17,783	5,522
Interest expense	(162,295)	(293,383)
Other income	83,708	101,372
Equity in earnings of affiliates	199,595	192,429

	138,791	5,940

Net income before income taxes and minority interest	1,965,855	1,023,991

Income taxes	(13,006)	(5,993)
Minority interest	(28,927)	—

Net Income	$1,923,922	$1,017,998

Basic earnings per share	$0.34	$0.25

Diluted earnings per share	$0.33	$0.24

Dividends declared per share	$0.115	$0.105

Weighted average number of common stock used in the determination of:
Basic earnings per share	5,699,609	4,121,698

Diluted earnings per share	5,828,890	4,251,195